EXHIBIT 23.1







                    CONSENT OF HAYNSWORTH SINKLER BOYD, P.A.



Board of Directors
Community Bankshares, Inc.

         We consent to be named in Post-Effective Amendment No. 1 to Community Bankshares, Inc.'s Registration Statement on Form S-3, relating to the registration of the issuance of up to 300,000 shares of its common stock pursuant to the Community Bankshares, Inc. Dividend Reinvestment Plan, as attorneys who will pass upon certain legal matters in connection with the offering described in Post-Effective Amendment No. 1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the
 Securities Act of 1933.


September 27, 2005                            s/Haynsworth Sinkler Boyd, P.A.
Columbia, South Carolina